EXHIBIT 2

VOCE CATALYST PARTNERS LP

c/o VOCE CAPITAL MANAGEMENT LLC

600 Montgomery Street, Suite 210

San Francisco, California 94111

March 18, 2016

BY HAND DELIVERY AND EMAIL

FBR & Co.

1300 North Seventeenth Street

Arlington, VA 22209

Attention:	Gavin A. Beske, Senior Vice President and General Counsel, Secretary

Re:	Shareholder Nominations for Annual Meeting of the Shareholders of FBR & Co.

Dear Mr. Beske:

Voce Catalyst Partners LP, a Delaware limited partnership (“Voce Catalyst Partners” or the “Record Holder”), hereby submits this notice (this “Notice”) on the date hereof. The purpose of this Notice, as more fully set forth herein, is to provide notice to FBR & Co. (the “Company”) of the Record Holder’s intent to nominate the three persons named in Annex A (each, a “Nominee” and together, the “Nominees”) for election to the Board of Directors of the Company (the “Board”) as directors at the 2016 annual meeting of shareholders of the Company (including any adjournment or postponement thereof or any special meeting held in lieu thereof, the “Annual Meeting”).

Certain information relating to each Nominee is set forth in Annex A hereto. Attached as Annex B are consents signed by each Nominee evidencing, among other things, a willingness to being named in the proxy statement as a nominee and to serve as a director, if elected, as required by Section 1.3 of the Company’s Amended and Restated Bylaws, as adopted on February 10, 2016 (the “Bylaws”).

The Record Holder is the record holder of 100 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Record Holder and its affiliates identified in Annex C may be deemed to “beneficially own” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) an aggregate of 387,025 shares of Common Stock, as more fully described in Annex C. Neither Mr. McConnell nor Mr. Berntzen own any shares of Common Stock. Share ownership is provided in this Notice as of the close of business on March 17, 2016.

The Record Holder believes that its business address as well as the business addresses of its affiliates identified in Annex C, as it appears on the Company’s books, is 600 Montgomery Street, Suite 210, San Francisco, California 94111. The Record Holder represents that it is a holder of record of shares of Common Stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees.

It is anticipated that certain regular employees of the Participants (as defined in Annex C) will also participate in the solicitation of proxies in support of the Nominees. Such employees will receive no additional consideration if they assist in the solicitation of proxies. It is anticipated that proxies will be solicited by mail, courier services, Internet advertising, telephone, facsimile or in person. The Participants intend on retaining the services of a professional services firm for consulting and analytic services and solicitation services in connection with the solicitation of proxies. The terms of such engagement, the anticipated costs involved in the solicitation and the number of employees or other agents to be employed will be finalized only when such firm is engaged. It is anticipated that the costs related to this solicitation of proxies, including expected expenditures for attorneys, accountants, public relations and financial advisors, proxy solicitors, advertising, printing, transportation, litigation and related expenses, will be borne by the Participants. The Participants may seek reimbursement from the Company for such expenses if any of the Nominees are elected.

As of the date hereof, and to the Record Holder’s knowledge, based on publicly available information, the current Board consists of eight directors, all of whom are to be elected at the Annual Meeting. If the Company makes any changes to its Board, nominates individuals not on its current Board, amends its Bylaws, submits shareholder proposals, or takes any other action pertinent to the concerns the Participants have expressed about the Company, the Record Holder reserves the right to amend this Notice, including by substituting and/or increasing the number of its director nominees, proposing amendments to the Company’s Bylaws and/or submitting additional shareholder proposals. Without limiting the generality of the foregoing, if more than eight directors are to be elected at the Annual Meeting pursuant to Section 1.3 of the Bylaws, the Record Holder specifically reserves the right to nominate additional persons to be elected and provided that the Record Holder conforms with Section 1.3 of the Bylaws (each an “Additional Nominee”). Additionally, if, due to death or disability or for other good cause, any Nominee or Additional Nominee is unable or unwilling to stand for election at the Annual Meeting, the Record Holder reserves the right to nominate one or more alternate nominees, as applicable, in place of such Nominee(s) or Additional Nominee(s) (each an “Alternate Nominee”). In either event, the Record Holder will give prompt notice to the Company of its intent to nominate any Additional Nominees or Alternate Nominees at the Annual Meeting. Except where the context otherwise requires, the term “Nominee” as used in this Notice shall be deemed to include one or more Additional Nominees or Alternate Nominees, as applicable.

Each of the Participants has an interest in the election of directors at the Annual Meeting, as applicable, through the beneficial ownership of shares of Common Stock as described in Annex C and/or as a Nominee. Other than as described in this Notice, no Participant has any material interest in the nomination of directors for election at the Annual Meeting. All transactions effected by the Participants in the shares of Common Stock and other securities of the Company during the past two years are disclosed in Annex D. Except as disclosed in this Notice, no Nominee has any substantial interest, direct or indirect, by security holdings or otherwise, in the matters to be brought before the Annual Meeting pursuant to this Notice. If elected, each of the Nominees would be considered an independent director of the Company under (i) the Company’s Corporate Governance Guidelines, as provided on the Company’s website, (ii) the NASDAQ Listing Rules and (iii) paragraph (a)(1) of Item 407 of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”).

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The Nominees have each entered into a nominee agreement (the “Nominee Agreements”) with Voce Capital Management LLC (as defined in Annex C) pursuant to which Voce Capital Management LLC has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting, and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the Board or otherwise arising in connection with the solicitation of proxies in support of their election. The Nominees will not receive any compensation from Voce Capital Management LLC for their services as a Nominee or director of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company’s practices for services of non-employee directors. A copy of the form of Nominee Agreement between Voce Capital Management LLC and each of the Nominees is attached in Annex E. Other than the Nominee Agreements, there are no arrangements or understandings between the Record Holder and any Nominee or other person(s) pursuant to which the nominations described herein are to be made by the Record Holder.

The Record Holder hereby states with respect to each Participant or Nominee, as applicable, that to the Record Holder’s knowledge, other than as elsewhere described in this Notice, including the Annexes hereto, that:

(i)	each Participant is not, nor was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies;

(ii)	(a) each Nominee has no position or office with the Company, and has no arrangement or understanding with any other person pursuant to which he was selected to be a nominee other than with respect to the Nominee Agreements described herein; (b) neither any Participant nor any of its or his “associates” (which term, for purposes of this Notice, shall have the meaning ascribed thereto in Rule 14a-1 of Regulation 14A of the Exchange Act) is a party to any arrangement or understanding with any person with respect to (1) any future employment by the Company or its affiliates or (2) any future transactions to which the Company or any of its affiliates will or may be a party; (c) there were no transactions since January 1, 2015 nor are there any currently proposed involving such Participant or any of its or his associates in which the Company was or is to be a participant and in which such Participant, any of its or his associates, or any of their respective immediate family members or any persons sharing their respective households, have or will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K; and (d) there are no material proceedings to which such Participant or any of its or his associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries;

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(iii)	none of the entities or organizations referred to in Annex A with which any Nominee has been involved during the past five years is a parent, subsidiary or other affiliate of the Company;

(iv)	(a) each Participant and each of its or his associates is not a record owner or direct or indirect beneficial owner of any securities of the Company or any parent or subsidiary of the Company; and (b) such Participant has not purchased or sold any securities of the Company within the past two years;

(v)	neither any Nominee nor any of his associates has received any fees earned or paid in cash, stock awards, option awards, non-equity incentive plan compensation, changes in pension value or nonqualified deferred compensation earnings or any other compensation from the Company during the Company’s last completed fiscal year, or is subject to any other compensation arrangement described in Item 402 of Regulation S-K; and

(vi)	(a) there are no relationships involving any Nominee or any of his associates that would have required disclosure under Item 407(e)(4) of Regulation S-K had that Nominee been a director of the Company; (b) there are no events required to be disclosed under Item 401(f) of Regulation S-K that have occurred during the past ten years and that are material to an evaluation of the ability or integrity of any Nominee; (c) there are no “family relationships” (as defined in Item 401(d) of Regulation S-K) between any Nominee and any director or executive officer of the Company or person known to the Record Holder to be nominated by the Company to become a director or executive officer; and (d) no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) in the past ten years.

The Participants understand that certain information regarding the Annual Meeting (including, but not limited to, the record date, shares of Common Stock outstanding and date, time and place of the Annual Meeting) and the Company (including, but not limited to, its various committees and proposal deadlines and the beneficial ownership of the Company’s securities) will be set forth in the Company’s proxy statement on Schedule 14A, to be filed with the Securities and Exchange Commission (the “SEC”) by the Company with respect to the Annual Meeting, and in certain other SEC filings made or to be made by the Company and third parties under Sections 13 and 16 of the Exchange Act. To the extent the Company believes any such information is required to be set forth herein, the Participants hereby refer the Company to such filings. The Participants accept no responsibility for any information set forth in any such filings not made by the Participants.

The Annexes are hereby incorporated into and made a part of this Notice. Accordingly, all matters disclosed in any part of this Notice, including the Annexes, shall be deemed disclosed

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for all purposes of this Notice. All capitalized terms appearing in one of the Annexes that are not defined in such Annex shall have the meaning given in the body of this Notice or in another of the Annexes, as applicable.

The Record Holder believes that this Notice is sufficient to provide adequate notice and information to the Company regarding the intended presentation of the nomination of the Nominees and complies with all notification and other requirements applicable to the Company, if any. If, however, you believe that this Notice for any reason does not comply with such requirements or is otherwise insufficient or defective in any respect, the Record Holder requests that you so notify it no later than 12:00 p.m. (Eastern Time) on March 21, 2016 by contacting Murray A. Indick, Esq. of Morrison & Foerster LLP by telephone at (415) 268-7096. Please be advised that neither the delivery of this Notice nor the delivery of additional information, if any, provided by or on behalf of the Record Holder or any of the other Participants to the Company from and after the date hereof shall be deemed to constitute (i) an admission by the Record Holder or any other Participant that this Notice is in any way defective, (ii) an admission as to the legality or enforceability of any particular provision of the Bylaws or any other matter, (iii) a waiver by the Record Holder or any other Participant of the right to, in any way, contest or challenge the enforceability of any provision of the Bylaws, or of any other matter, or (iv) consent by any Participant to publicly disclose any information contained herein with respect to such Participant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Very truly yours,

VOCE CATALYST PARTNERS LP

By:	Voce Capital LLC, its General Partner

By:	/s/ J. Daniel Plants
	Name:	J. Daniel Plants
	Title:	Managing Member

ANNEX A

Information about the Nominees

Name:	J. Daniel Plants

Age:	49

Mailing Address:	J. Daniel Plants, c/o Murray A. Indick, Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105

Principal Occupation:	See below

Mr. Plants founded Voce Capital Management LLC, a value-oriented, employee-owned investment advisor, in 2011. His two decades of experience prior to Voce featured leadership roles from Wall Street to Sand Hill Road, including executive positions in the mergers and acquisitions groups at Goldman, Sachs & Co. and JPMorgan. His prior career spans dozens of successful M&A transactions and more than $20 billion in public and private capital raising across a broad range of industries and market capitalizations. Mr. Plants currently serves as a Director of Destination Maternity Corporation (Nasdaq: DEST) and Cutera, Inc. (Nasdaq: CUTR).

Mr. Plants received a Juris Doctorate from the University of Michigan Law School, magna cum laude. He received a Bachelor of Arts in economics from Baylor University, where he was elected Phi Beta Kappa.

Mr. Plants’ qualifications to serve as director include his extensive knowledge and experience in corporate governance and financial industry experience.

Name:	Michael J. McConnell

Age:	49

Mailing Address:	Michael J. McConnell, c/o Murray A. Indick, Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105

Principal Occupation:	See below

Michael J. McConnell, in addition to being a private investor, serves as Chairman of the Board of Directors of Spark Networks, Inc., a NYSE-listed company. From August 2011 to November 2014, Mr. McConnell served on the Board of Directors of Redflex Holdings, Limited, an Australian Stock Exchange (ASX)-listed developer and manufacturer of digital photo enforcement solutions and as its Interim Non-Executive Chairman from February 2012 to February 2013. He served as an Interim Chief Executive Officer of Collectors Universe Inc., a NASDAQ-listed provider of third-party authentication and grading of high value collectibles, from 1998 to 2008 and from 2009 to 2012, Mr. McConnell served as the Chief Executive Officer of Collectors Universe, Inc. Mr. McConnell served on the Board of Directors of Collectors Universe from 2007 to 2013. From 1994 to 2007, Mr. McConnell served as a Managing Director of Shamrock Capital Advisors, an investment manager of both domestic and international alternative asset funds in public equities, real estate and private equity, where he led a $1.2 billion direct investment fund.

Mr. McConnell has served on numerous public and private company boards in the United States, Australia, New Zealand and Ireland over his career. From March 2014 to August 2014, he served as a Non-Executive Director of Vitacost.com, (an e-commerce supplier of nutritional and organic health and grocery products). From August 2011 to November 2012, he served as Non-Executive Director of PaperlinX Limited, an ASX-listed international merchant of paper, communication materials and diversified products and services. From November 2009 to January 2012, he served as a Non-Executive Director of MRV Communications, a worldwide supplier of communications equipment and services to carriers, governments and enterprise customers worldwide.

Mr. McConnell received his Bachelor of Arts in Economics from Harvard University in 1988 and his M.B.A. degree (Shermet Scholar) from the Darden School of the University of Virginia in 1994.

Mr. McConnell’s qualifications to serve as director include his prior service on public and private company boards as well also substantial operating experience having served as a CEO on a number of occasions.

Name:	Jarl Berntzen

Age:	49

Business Address:	Jarl Berntzen, c/o Murray A. Indick, Morrison & Foerster LLP, 425 Market Street, San Francisco, CA 94105

Principal Occupation:	See below

Jarl Berntzen is Senior Director, Head of Corporate Development at Dolby Laboratories, Inc. and Independent Director at Century Aluminum Co. He is on the Board of Directors at Century Aluminum Co. since March 2006.

Previously, Mr. Jarl Berntzen served as Director, Corporate Development with Rambus, Inc. from November 2010 to August 2011. Prior to that, he was a Managing Director and Portfolio Manager at Interlachen Capital Group from August 2008 to February 2009. Mr. Berntzen also served as a Managing Director at Providence Capital, Inc. from September 2002 to March 2003.

He served as a Vice President at Goldman, Sachs & Co.’s Mergers & Acquisitions Department from July 1998 to December 2001. During his ten-year tenure at the firm, Mr. Berntzen led and managed a wide range of public and private buy-side, sell-side, and merger transactions – both domestic and cross-border, with a particular emphasis on the industrial, food and retail, media, and telecom sectors. From 1991 to 1994, he worked in the firm’s Mergers & Acquisitions Group in London, before transferring to New York in 1994. Mr. Berntzen has more than 14 years of investment banking experience and has extensive experience in mergers and acquisitions, financial restructurings, and corporate development activities.

He served on the Board of Directors of Universal Safety Response, Inc. from October 2007 to April 2009.

Mr. Berntzen holds B.Sc. and M.Sc. degrees in Economics and Business Administration from the Copenhagen Business School.

Mr. Berntzen’s qualifications to serve as director include his prior service on public and private company boards of directors as well also substantial operating experience having served as in senior management roles at operating companies and financial firms on a number of occasions.

ANNEX B

CONSENT OF NOMINEE

The undersigned hereby consents to (i) being named as a nominee for election as a director of FBR & Co. (the “Company”) in the proxy statement and proxy card to be filed with the Securities and Exchange Commission (the “SEC”) relating to the Company’s 2016 Annual Meeting of shareholders and distributed to shareholders of the Company by Voce Capital Management LLC and certain of its affiliates and other persons (collectively, “Voce”) or the Company and in other materials in connection with the solicitation of proxies by Voce from shareholders of the Company and (ii) serving as a director of the Company if elected.

Dated: March 18, 2016

/s/ J. Daniel Plants
Mr. J. Daniel Plants

ANNEX B

CONSENT OF NOMINEE

The undersigned hereby consents to (i) being named as a nominee for election as a director of FBR & Co. (the “Company”) in the proxy statement and proxy card to be filed with the Securities and Exchange Commission (the “SEC”) relating to the Company’s 2016 Annual Meeting of shareholders and distributed to shareholders of the Company by Voce Capital Management LLC and certain of its affiliates and other persons (collectively, “Voce”) or the Company and in other materials in connection with the solicitation of proxies by Voce from shareholders of the Company and (ii) serving as a director of the Company if elected.

Dated: March 18, 2016

/s/ Jarl Berntzen
Mr. Jarl Berntzen

ANNEX B

CONSENT OF NOMINEE

The undersigned hereby consents to (i) being named as a nominee for election as a director of FBR & Co. (the “Company”) in the proxy statement and proxy card to be filed with the Securities and Exchange Commission (the “SEC”) relating to the Company’s 2016 Annual Meeting of shareholders and distributed to shareholders of the Company by Voce Capital Management LLC and certain of its affiliates and other persons (collectively, “Voce”) or the Company and in other materials in connection with the solicitation of proxies by Voce from shareholders of the Company and (ii) serving as a director of the Company if elected.

Dated: March 18, 2016

/s/ Michael McConnell
Mr. Michael McConnell

ANNEX C

Information about the Participants

The participants in this solicitation are anticipated to be: (i) Voce Catalyst Partners; (ii) Voce Capital Management LLC, a California limited liability company (“Voce Capital Management”); (iii) Voce Capital LLC, a Delaware limited liability company and sole Managing Member of Voce Capital Management (“Voce Capital LLC”); (iv) J. Daniel Plants, sole Managing Member of Voce Capital LLC and a United States citizen (“Mr. Plants”, and together with Voce Catalyst Partners, Voce Capital Management and Voce Capital LLC, the “Voce Parties”) and (iv) the Nominees (the entities and individuals listed in this paragraph, each a “Participant” and, collectively, the “Participants”).

The Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Exchange Act as used throughout this Annex C), in the aggregate, 387,025 shares of Common Stock, representing approximately 5.24% of the outstanding voting shares of the Company. The percentages used herein are based upon a total of 7,384,874 shares of Common Stock outstanding as of March 1, 2016, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016.

Of the 387,025 shares of Common Stock beneficially owned in the aggregate by the Voce Parties, including the 100 shares of Common Stock owned by Voce Catalyst Partners in record name, such shares of Common Stock may be deemed to be beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act as used throughout this Annex C) as follows:

(a) 387,025 shares of Common Stock may be deemed to be beneficially owned by Voce Capital Management, by virtue of it being the investment advisor to certain investment funds, including Voce Catalyst Partners;

(b) 387,025 shares of Common Stock may be deemed to be beneficially owned by Voce Capital LLC, by virtue of it being the general partner of Voce Catalyst Partners; and

(c) 387,025 shares of Common Stock may be deemed to be beneficially owned by Mr. Plants by virtue of him being the sole managing member of Voce Capital LLC and the Managing Partner of Voce Capital Management.

The principal business of: (i) Voce Catalyst Partners is investing in securities; (ii) Voce Capital Management is investing for funds and accounts under its management; (iii) Voce Capital LLC is serving as the sole Managing Member of Voce Capital Management and as the general partner of Voce Catalyst Partners; and (iv) Mr. Plants is serving as the sole Managing Member of Voce Capital LLC.

The business address of each of the Voce Parties is 600 Montgomery Street, Suite 210, San Francisco, California 94111.

Mr. McConnell and Mr. Berntzen, Nominees, do not own – beneficially, directly or indirectly – any shares of Common Stock. Messrs. McConnell and Berntzen expressly disclaim

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beneficial ownership of the shares of Common Stock beneficially owned by the Voce Parties. Each Participant disclaims beneficial ownership of the shares of Common Stock reported in this Notice except to the extent of its actual pecuniary interest therein.

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ANNEX D

Two year transaction history of each Participant in the Company’s Securities

The following transaction history shows those trades of each Participant in securities of the Company during the past two years. Except as otherwise noted in this Annex E, all transactions were effected in the open market.

Common Stock

Voce Parties

Trade Date	Shares Purchased (Sold)	Amount Purchased (Sold)	Price
05/05/15	4,694	$100,441	21.40
05/06/15	22,600	$487,722	21.58
05/07/15	6,390	$135,601	21.22
05/08/15	9,556	$205,099	21.46
05/12/15	1,479	$31,059	21.00
05/27/15	5,602	$117,730	21.02
05/28/15	15,995	$337,064	21.07
05/29/15	8,500	$179,367	21.10
06/01/15	24,787	$529,413	21.36
06/02/15	18,734	$402,681	21.49
06/03/15	6,600	$143,220	21.70
06/04/15	39,710	$878,578	22.12
06/05/15	2,975	$64,626	21.72
06/08/15	8,200	$178,143	21.72
06/09/15	20,545	$450,812	21.94
06/10/15	4,266	$95,948	22.49
06/11/15	6,687	$150,729	22.54
06/12/15	9,000	$204,035	22.67
06/15/15	10,000	$224,301	22.43
06/16/15	11,964	$268,962	22.48
06/26/15	75,000	$1,779,000	23.72
06/29/15	3,981	$91,479	22.98
06/30/15	1,240	$28,503	22.99
07/01/15	7,132	$163,877	22.98
07/02/15	7,408	$170,122	22.96
07/06/15	9,688	$222,458	22.96
07/07/15	44,292	$1,015,725	22.96

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ANNEX E

Form of Nominee Agreement

PERSONAL AND CONFIDENTIAL

[Nominee]

[Address 1]

[Address 2]

Dear [    ]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of an affiliate of the undersigned (the “Soliciting Party”), to stand for election as a director of FBR & Co., a Virginia corporation (the “Company”) in connection with a proxy solicitation (the “Proxy Solicitation”) to be conducted by the undersigned and certain other parties, or appointment or election by other means. You further agree to serve as a director of the Company if so elected or appointed. The undersigned agrees on behalf of the Soliciting Party to pay the costs of the Proxy Solicitation.

You understand that it may be difficult, and perhaps impossible, to replace a nominee who has agreed to serve on the Slate and, if elected, as a director of the Company if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of the Company. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected, as a director of the Company. In that regard, you are being supplied with a questionnaire (the “Questionnaire”) in which you will provide the undersigned with information necessary for the Soliciting Party to make appropriate disclosure to the Company and to use in creating the Proxy Solicitation materials to be sent to shareholders of the Company and filed with the Securities and Exchange Commission in connection with the Proxy Solicitation.

You agree that (i) you will promptly complete, execute and return the Questionnaire, (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information as may be requested by the undersigned. In addition, you agree that, concurrently with your execution of this letter, you will execute and return the enclosed instrument confirming that you consent to being nominated for election as a director of the Company and, if elected, consent to serving as a director of the Company. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof) to the Company, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter. Furthermore, you understand that we may elect, at our expense, to conduct a background and reference check on you and you agree to complete and execute any necessary authorization forms or other documents required in connection therewith.

You further agree that (w) you will treat confidentially all information relating to the Proxy Solicitation which is non-public, confidential or proprietary in nature; (x) neither you

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nor any of your affiliates will acquire or dispose of any securities of the Company without the prior approval of the undersigned, which approval shall not be unreasonably withheld or delayed; (y) you will not issue, publish or otherwise make any public statement or any other form of communication relating to the Company or the Proxy Solicitation without the prior approval of the undersigned; and (z) you will not agree to serve, or agree to be nominated to stand for election by the Company or any other shareholder of the Company (other than the undersigned), as a director of the Company without the prior approval of the undersigned.

The undersigned agrees on behalf of the Soliciting Party that the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of the Company on the Slate, or (ii) otherwise arising from or in connection with or relating to the Proxy Solicitation. Your right of indemnification hereunder shall continue after the delivery of proxies to the Company pursuant to the Proxy Solicitation (the “Delivery”) has taken place but only for events that occurred prior to the Delivery and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Proxy Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of the Company, if you are so elected or appointed.

Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Proxy Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall have the option, at any time, to assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you and (ii) a release of you from any and all liability in respect of such claim.

Each of us recognizes that should you be elected to the Board of Directors of the Company all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Company and to the shareholders of the Company and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of the Company.

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This agreement shall automatically terminate on the earliest to occur of (x) the conclusion of the Company’s next annual meeting of shareholders (regardless of the outcome), (y) your election or appointment to the Board of Directors of the Company or (z) our communication to you of our intent not to proceed with the Proxy Solicitation.

This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Sincerely yours,

VOCE CAPITAL MANAGEMENT LLC

By:

J. Daniel Plants
Managing Partner

Agreed to and Accepted
as of the date set forth above:

By:

Name:

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